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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of Vanguard Whitehall Funds, of our report dated December 21, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Report to Shareholders of Schroder Capital Funds (Delaware) which includes the Schroder International Smaller Companies Fund, one of its series. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Schroder Capital Funds (Delaware) Prospectus and Statement of Additional Information, both dated January 28, 2002, which are incorporated by reference into this Registration Statement.


PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
March ____, 2002